UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 8)*

                                  BALL CORP
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                               (Name of Issuer)


                                 COMMON STOCK
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                        (Title of Class of Securities)


                                  058498106
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                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    320 SOUTH HIGH ST., MUNCIE, INDIANA 47305-2325
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          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    376,582
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  0 (1,067,020 shares Other Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  360,682
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,082,920 (Includes 471,408 shares of
                                                Other Dispositive Power)
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,443,602
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
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12  TYPE OF REPORTING PERSON*

    IV
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         1,082,920

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                376,582
          (ii)  shared power to vote or to direct the vote
                0 (1,067,020 shares Other Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                360,682
          (iv) shared power to dispose or to direct the disposition of 1,082,920 (Includes 471,408 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 25, 1999
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
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                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title